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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                            (Amendment No.     )*
                                           ----


                            Antennas America, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)




                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                 036727 10 5
--------------------------------------------------------------------------------
                                (CUSIP Number)




                                   6/26/98
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]  Rule 13d-1(b)
    [x]  Rule 13d-(c)
    [ ]  Rule 13d-1(d)


                              Page 1 of 6 pages
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CUSIP NO.036727 10 5
         ---------------------

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
          Millennium Holdings Group, Inc. - 11-331-0691
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                   New York
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                        6,000,000 shares
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                         0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                       0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                   0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   6,000,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                         [  ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                   7.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                   CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


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Item 1.    (a).    Name of Issuer: Antennas America, Inc.



           (b).    Address of Issuer's Principal Executive Offices:
                   4260 Robb Street - Suite 101
                   Wheat Ridge, CO 80033-2163



Item 2.    (a).    Name of Person Filing: Gary Schultheis, President-Millennium
                   Holdings Group, Inc.



           (b).    Address of Principal Business Office:
                   2200 Corporate Blvd. N.W.
                   Suite 311, Boca Raton FL 33431





                              Page 3 of 6 pages

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Item 2.    (c).    Citizenship: New York


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 036727 10 5



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: N/A


Item 4.            Ownership.

           (a).    Amount Beneficially Owned
                   6,000,000.


           (b).    Percent of Class:
                   7.5%


           (c).    Number of Shares as to which Millennium Holdings Group, Inc.
                   has:

                   (i)      sole power to vote or to direct the vote
                            6,000,000
                   (ii)     shared power to vote or to direct the vote
                            0
                   (iii)    sole power to dispose or to direct the
                            disposition of
                            0
                   (iv)     shared power to dispose or to direct the
                            disposition of
                            0





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Item 5.            Ownership of Five Percent or Less of a Class: N/A





Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person: N/A




Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company: N/A





Item 8.            Identification and Classification of Members of the Group:
                   N/A




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Item 9.            Notice of Dissolution of Group: N/A




Item 10.           Certification:


                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                   Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                                      7/13/98
                                               --------------------------
                                                        Date

                                               /s/ Gary Schultheis
                                               --------------------------
                                                      Signature

                                               Gary Schultheis, President
                                               --------------------------
                                                      Name/Title





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